Exhibit 4.5


                               STATS ChipPAC LTD.
                    SUBSTITUTE SHARE PURCHASE AND OPTION PLAN

         1. Purpose of Plan. Pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of February 10, 2004 (the "Merger Agreement"), among ST Assembly Test Services Ltd., a Singapore public company limited by shares ("STATS"), Camelot Merger, Inc. and ChipPAC, Inc., a Delaware corporation ("ChipPAC"), ChipPAC will become a wholly owned subsidiary of STATS. Under the terms of the Merger Agreement, STATS agreed to grant Substitute Options (as hereinafter defined) in substitution for the Options (as hereinafter defined) that were outstanding and unexercised immediately prior to the Effective Time (as defined in the Merger Agreement) on substantially the same terms in all material respects as were applicable to the Options that were substituted with the Substitute Options. The Merger Agreement also provides for the change of the name of the combined company, effective as of the Effective Time, to "STATS ChipPAC Ltd." This STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan (the "Plan") of STATS ChipPAC Ltd., a Singapore public company limited by shares (the "Company"), which is designed to provide for the grant of Substitute Options to holders of Options in accordance with the terms of the Merger Agreement, shall not become effective until the Effective Time.

         2. Definitions. The capitalized terms used in the Plan have the meanings set forth below:

         "ADS" means an American Depositary Share issued pursuant to the deposit agreement, dated as of February 8, 2001, as may be amended from time to time, by and among STATS, Citibank, N.A., as depositary, and the holders from time to time of ADSs (evidenced by American Depositary Receipts). Each ADS represents the right to receive ten Shares.

         "Board" means the Company's board of directors.

         "ChipPAC" has the meaning ascribed to it in Section 1 hereof.

         "ChipPAC Share" means a share of Class A Common.

         "Class A Common" means the Class A Common Stock, par value $.01 per share, of ChipPAC.

         "Code" means the Unites States Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

         "Committee" means the committee of the Board that may be designated by the Board to administer the Plan. The Committee shall be composed of two or more members as appointed to serve from time to time by the Board. In the absence of the appointment of any such Committee, any action permitted or required to be taken hereunder by the Committee shall be deemed to refer to the Board.

         "Company" has the meaning ascribed to it in Section 1 hereof.

         "Effective Time" has the meaning ascribed to it in Section 1 hereof.


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         "ESOP" means the STATS ChipPAC Ltd. Share Option Plan, as may be amended from time to time.

         "Exchange Ratio" means the numeral 8.7.

         "Fair Market Value" means, as of any date, the value of Shares determined as follows:

         (i) If the Shares are listed on any established stock exchange or a national market system, including, without limitation, The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, the Fair Market Value shall be the closing sales price for the Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

         (ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

         (iii) In the absence of an established market for the Shares, the Fair Market Value shall be determined in good faith by the Committee.

         "Former Plan" means the ChipPAC, Inc. 1999 Stock Purchase and Option Plan.

         "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, or a Substitute Option granted in substitution for an Option that was granted as an Incentive Stock Option, as applicable given the context.

         "Option" means an option enabling the holder thereof to purchase ChipPAC Shares from ChipPAC granted pursuant to the terms of the Former Plan that is outstanding and unexercised immediately prior to the Effective Time, that has a per Share exercise price that is equal to or greater than the par value of a Share, after giving effect to the Exchange Ratio and the applicable currency exchange rate conversion and that is eligible to be substituted with a Substitute Option pursuant to the provisions of the Plan. Options granted under the Former Plan may have been granted as Incentive Stock Options or in such other form, consistent with the Former Plan, as the plan administrator of the Former Plan may have determined.

         "Plan" means this STATS ChipPAC Ltd. Substitute Share Purchase and Option Plan, as amended from time to time.

         "Participant" means the holder of an outstanding Substitute Option granted under the Plan.

         "Plan" has the meaning ascribed to the term in Section 1 hereof.


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         "Share" means an ordinary share of STATS ChipPAC Ltd., par value S$0.25 per share.

         "Subsidiary" means any corporation of which shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or through its Subsidiaries.

         "Substitute Option" means an option granted pursuant to the terms of the Plan in substitution for an Option and representing the right to receive, upon exercise thereof, a number of Shares equal to the product of the number of ChipPAC Shares subject to the Option substituted with the Substitute Option, multiplied by the Exchange Ratio (rounded down to the nearest whole Share).

         "Substitute Option Notice" means the written or electronic notice that shall be delivered to a holder of an Option informing the holder that his or her Option shall be substituted with a Substitute Option and providing information regarding the number of Shares for which the Substitute Option shall be exercisable and the exercise price applicable to the Substitute Option. The Substitute Option Notice shall become part of the agreement evidencing the Option and shall supersede the applicable terms contained in the notice of grant and agreement evidencing the grant of the Option entered into with the holder of the Option, including without limitation, the number of Shares subject, and the exercise price applicable, to the Option, all as set forth in the Substitute Option Notice.

         3. Grant of Substitute Options. A holder of an Option that is outstanding and unexercised immediately prior to the Effective Time shall be granted a Substitute Option subject to the terms and conditions set forth in this Section 3. Anything in the Plan to the contrary notwithstanding, the holder of a Substitute Option may elect to receive ADSs in lieu of Shares upon the exercise of a Substitute Option, and upon such election, the holder of the Substitute Option shall receive a number of ADSs equal to the quotient resulting from dividing the number of Shares subject to the Option for which a Substitute Option is exercisable, by the number 10 (rounded down to the nearest whole ADS). The per Share exercise price of a Substitute Option shall be equal to the quotient (rounded up to the nearest cent) resulting from dividing the per ChipPAC Share exercise price of the Option substituted with the Substitute Option, by the Exchange Ratio; provided, however, that the per Share exercise price of a Substitute Option shall in no event be less than par value of a Share. The exercise period within which a Substitute Option is exercisable shall be the same exercise period applicable to the Option substituted with the Substitute Option; provided, however, that (i) the exercise period applicable to a Participant who was an employee of ChipPAC or any Subsidiary at the time of grant of an Option and a Substitute Option shall in no event be greater than 120 months, measured from the date of grant of the Option so substituted and (ii) that the exercise period applicable to a Participant who was not an employee of the Company or any Subsidiary at the time of grant of a Substitute Option shall in no event be greater than 60 months, measured from the date of grant of the Substitute Option. The Substitute Option shall not be transferable other than by will or under the laws of descent and distribution. The rate at which a Substitute Option is exercisable shall be the same rate applicable to the Option substituted with the Substitute Option. Unless a Participant's employment with the Company or any Subsidiary is terminated for cause, as defined by applicable law or the terms of any agreement evidencing any grant of the Option substituted with


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the Substitute Option or a contract of employment, a Participant shall have the right to exercise, in the event of termination of employment, to the extent that the Participant is otherwise entitled to exercise on the date employment terminates, for a period of (A) not less than six (6) months from the date of termination if termination was caused by death or disability and (B) not less than 30 days from the date of termination if termination was caused by any reason other than death or disability. Substitute Options granted under the Plan shall be subject to such terms and conditions and evidenced by agreements as shall be determined from time to time by the Committee to the extent not inconsistent with the provisions of the Plan.

         4. [INTENTIONALLY LEFT BLANK]

         5. Administration of the Plan. The Committee shall have the power and authority to prescribe, amend and rescind rules and procedures governing the administration of the Plan, including, but not limited to, the full power and authority (i) to specify and approve the provisions of agreements evidencing any grant of any Substitute Option, including, without limitation, the method of exercise, including via written or electronic media, (ii) to interpret the terms of the Plan, the terms of any Substitute Options granted under the Plan, consistent with the provisions of the Plan, including, without limitation, the terms and conditions set forth in Section 3 hereof, and the rules and procedures established by the Committee governing any such Substitute Options and (iii) to determine the rights of any person under the Plan, or the meaning of requirements imposed by the terms of the Plan or any rule or procedure established by the Committee. Each action of the Committee shall be binding on all persons. In administering the Plan, the Committee shall provide the Participants with such financial statements as may be required pursuant to applicable law.

         6. Limitation on the Aggregate Number of Shares. The number of Shares issued under the Plan (including the number of Shares with respect to which Substitute Options may be granted under the Plan (and which may be issued upon the exercise or payment thereof)) shall not exceed, in the aggregate, 7.2 million Shares, which is an aggregate number that is intended to be equal to or greater than the product of the aggregate number of ChipPAC Shares subject to all Options, multiplied by the Exchange Ratio (as such numbers are equitably adjusted pursuant to Section 9 hereof). If any Substitute Options expire unexercised or unpaid or are canceled, terminated or forfeited in any manner without the issuance of Shares or payment thereunder, the Shares with respect to which such Substitute Options were granted shall become available for issuance pursuant to options or other awards under the ESOP. In addition, Shares that are not made subject to Substitute Options hereunder shall become available for issuance pursuant to options or other awards under the ESOP. Shares to be issued upon exercise of a Substitute Option may be authorized, but unissued Shares, as the Committee shall determine.

         7. Incentive Stock Options. All Incentive Stock Options shall comport with all requirements set forth in Section 422 of the Code. To the extent that the aggregate Fair Market Value of Shares with respect to which Substitute Options that are intended to be Incentive Stock Options are exercisable for the first time by any individual during any calendar year exceeds US$100,000 (measured as of the date the Options substituted with the Substitute Options were granted), such options shall be treated as options that are not Incentive Stock Options.

         8. [INTENTIONALLY LEFT BLANK]


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         9. Adjustment for Change in Capitalization of the Company. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other change in the Shares or ADSs, the Committee shall make appropriate changes in the number and type of shares authorized by the Plan, the number and type of shares covered by outstanding Substitute Options and the exercise prices thereof.

         10. Taxes. The Company shall be entitled, if necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any amount payable and/or Shares of ADSs issuable under the Plan, and the Company may defer such payment or issuance unless indemnified to its satisfaction.

         11. Termination and Amendment. The Committee at any time may suspend or terminate the Plan and make such additions or amendments as it deems advisable under the Plan, except that the Committee shall obtain shareholder approval of any amendment to the Plan to the extent necessary and desirable to comply with applicable law; provided that, subject to Section 8 hereof, the Committee shall not change any of the terms of a written agreement with respect to an Option or Substitute Option between the Company and a Participant without the approval of the Participant. Unless terminated earlier in accordance with this Section 11, the Plan shall terminate on the earlier of the tenth anniversary of the date the Plan becomes effective and the date that each Substitute Option has been exercised.

         12. Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company at the time that the transactions contemplated by the Merger Agreement are subject to shareholder approval. Such shareholder approval shall be obtained in the manner and to the degree required under applicable laws. The Plan shall not become effective and no Substitute Option shall be granted under the Plan in the event that the Plan is not approved by the shareholders of the Company, and in no event prior to the Effective Time.

         13. Governing Law. The validity, construction, interpretation, administration and effect of the Plan shall be determined in accordance with the laws of the Republic of Singapore.

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